Exhibit 10.29

CMI Select Addendum

This Addendum, effective as of March 11, 2002 supplements and amends the CitiMortgage, Inc. ("CMI") Correspondent Agreement ("Agreement") dated August 7, 2001 by and between CMI and E-Loan ("Correspondent").

Whereas, CMI and Correspondent, pursuant to Section 14 of the Agreement, desire to make certain changes to the Agreement in connection with certain Assignment of Trade, Direct Trade and Block Commitments from Correspondent to CMI, as defined in paragraphs 2, 3, 4, and 5 below.

Now Therefore, in consideration of the mutual covenants contained herein ar:. or other good and valuable consideration, CMI and Correspondent agree as follows, and the following paragraphs are added to the Agreement:

  Block Commitments: From time to time Correspondent will negotiate a mandatory sale of whole Eligible Mortgage Loans on an individual note rate of Same Product, and deliver same pursuant to the Agreement to fulfill a Commitment with CMI; and CMI may agree to purchase the mortgage loans and the servicing rights to same under the terms of this Addendum, the Agreement, and the Commitment.

  Direct Trade Commitments: From time to time Correspondent will negotiate a mandatory sale of Eligible Mortgage Loans pursuant to a Commitment negotiated and executed directly with CMI and CMI will purchase the Eligible Mortgage Loans and the servicing right to same under the terms of this Addendum, the Agreement and the Commitment.

  Assignment of Trade Commitments: Under the terms of the Agreement and this Addendum, Correspondent may negotiate a Trade with a CMI-approved Securities Dealer ("Dealer"), and then subsequently assign the interest in the Trade to CMI. Correspondent shall notify CMI that it desires to assign a Trade and sell certain Eligible Mortgage Loans and related servicing rights to CMI and CMI may accept such an offer by a written notice from CMI to Correspondent in the form of the Tri-Party Agreement (the form of which is attached hereto as Exhibit A). The following terms and conditions shall apply to all Assignments of Trade:

    CMI shall accept Assignments of Trade of GNMA-I, GNMA-II, Fannie Mae or Freddie Mac "to-be-announced" ("TBA") securities from Seller and shall pay Seller the Purchase Price provided for in paragraph 7 of this Addendum for the Eligible Mortgage Loans intended to fulfill the Trades which are delivered to CMI pursuant to the terms and procedures set in the Agreement.

    CMI will accept TBA trades only; specified trades will not be accepted.

    The minimum amount for any AOT to be accepted by CMI for available Product windows shall be $500,000 ($250,000 for GNMA II).

    Trades may only be transacted with CMI approved Dealers.

  Eligible Mortgage Loans are defined as follows:

    For Block Commitments:

      Conventional Conforming ARM loans eligible for pooling in Fannie Mae or Freddie Mac mortgage-backed securities.
      Conventional Non-Conforming Fixed Rate and ARM loans eligible for sale to CMI.

    All Products must meet the Product parameters described in the Correspondent Agreement in effect at the time of funding.

    For Assignment of Trade and Direct Trade Commitments:

      FHA-insured and/or VA-guaranteed mortgage loans eligible for pooling in GNMA mortgage-backed securities, and
      Conventional conforming fixed rate loans eligible for pooling in Fannie Mae or Freddie Mac mortgage-backed securities.

  All Products must meet the Product parameters described in the Correspondent Agreement in effect at the time of funding. Correspondent shall not deliver to CMI any Products acquired from a third party customer which is not approved by FHA/VA or not sponsored by Correspondent to originate loans under FHA/VA programs.

  Product: Product is defined as loans eligible for purchase by CMI. according to the applicable terms, conditions, requirements, procedures, representations and warranties set forth in the Agreement.

  Same Product: Like Product is defined as loans (eligible as above defined) which share similar characteristics with regard to loan type, term, and note rate.

  Purchase Price:

    For Block Commitments, the Purchase Price shall be mutually agreed to by Correspondent and CMI in accordance with the commitment price and any applicable pricing adjusters.

    For Assignment of Trade and Direct Trade Commitments, the purchase price shall be mutually agreed to by Correspondent and CMI in accordance with the executed trade price and any applicable pricing adjusters.

    Upon notification to Correspondent, CMI shall have the right to deduct any fees, penalties, taxes, trade assignment buyout fees, or other charges of any kind owed CMI by Correspondent; from the Purchase Price of any eligible mortgage loans purchased by CMI from Correspondent pursuant to this Addendum or any other agreement between Correspondent and CMI.

  Tri-Party Agreement: For all Assignment of Trade Commitments. CMI and Correspondent will prepare and execute a Tri-Party Agreement (in the form attached hereto as Exhibit A, as amended from time to time by written notice from CMI to Correspondent) in accordance with the procedures contained in this Addendum. The terms and conditions contained in the Tri-Party Agreement shall define the nature of the specific Trade and are binding on the parties.

  Retention of Risk: Correspondent agrees that it retains all rises that the Dealer will not perform on the Trade. If CMI deems, at its sole option, that the Dealer is unable to perform, CMI may immediately take any action it deems necessary and prudent in order to minimize its losses, including paring off, and Correspondent agrees that it will immediately pay CMI any related loss incurred by CMI pursuant to the terms and procedure described in paragraph 14, below.

  Approved Securities Dealers: For all Assignment of Trade Commitments, CMI will only accept trades from Approved Securities Dealers ("Dealers") listed on the form attached hereto as Exhibit B, as amended from time to time by written notice from CMI to Correspondent. If the Correspondent wishes to assign a Trade with a Dealer not listed, approval may be sought from CMI. Approval of Dealers is at the complete and sole discretion of CMI and must be in writing, signed by a duly authorized officer of CMI.

  Representations and Warranties:

    Correspondent hereby makes all representations, warranties and covenants set forth in the Agreement and this Addendum with respect to each Eligible Mortgage Loan delivered to CMI pursuant to this Addendum, as of the date of delivery of each such Eligible Mortgage Loan.

    Correspondent represents that it will not select Eligible Mortgage Loans in a manner materially adverse to CMI when delivering loans to fulfill a Block Commitment, Assignment of Trade or Direct Trade Commitment. CMI may audit Correspondent's selection procedures during regular business hours to assure itself that the selection procedures are not materially adverse to CMI. In the event CMI reasonably demonstrates that materially adverse selection procedures were used, Correspondent shall within 30 days repurchase and/or replace the affected loans in accordance with paragraph 11 of the Agreement with Eligible Mortgage Loans selected in a manner which is not materially adverse to CMI. Failure to repurchase or replace any loan rejected under this subsection may subject Correspondent to those changes, penalties and procedures described in paragraph 8(C) and 14.

    Correspondent has all requisite corporate power, authority and capacity to enter into this Addendum and to perform the obligation required of it hereunder.

    The execution and performance of this Addendum by Correspondent, its compliance with the terms hereof and the consummation of the transactions contemplated herein will not violate any provision of any law applicable to it and will not conflict with any terms or provisions of its certificate of incorporation or by-laws, or any other instrument relating to the conduct of its business or any other agreement to which Correspondent is a party.

    No representation, warranty or statement made by Correspondent in this Addendum or other documents prepared by Correspondent contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained in this Addendum or made in any document referred to in the Addendum not misleading.

  Loan Delivery: CMI will notify Correspondent of the applicable Commitment delivery and funding deadlines for each Commitment obligation. Correspondent agrees to provide CMI with sufficient Eligible Mortgage Loans to fulfill the Commitment by the Commitment delivery deadline as provided at the time of Commitment. Correspondent must deliver Eligible Mortgage Loans with aggregate principal balances within a tolerance of the face amount of the Commitment, as set forth and agreed to by both parties in the Commitment Confirmation (a representative sample of which is attached hereto as Exhibit C). Substitutes for rejected mortgage loans will be accepted provided such substitutes are within tolerance of Commitment and received in sufficient amounts to fulfill the obligations created by an Assignment of Trade, Direct Trade or Block Commitment.

  Loan Review: CMI will review each loan for credit quality and documentation prior to purchase of the loan. At its discretion, CMI may reject any loan, which it reasonably determines does not meet the terms and parameters of the Agreement. Notwithstanding such prior review, Correspondent agrees to repurchase on CMI's demand any loan which is unacceptable to CMI, GNMA, Freddie Mac or Fannie Mae as the result of any defects which are not cured by Correspondent within the time period specified by CMI.

  Failure to deliver: In the event CMI does not receive from Correspondent sufficient Eligible Mortgage Loans to fulfill the obligations created under this addendum, Correspondent shall contact the CMI representative to either arrange for an extension (which extension shall be granted at the sole discretion of CMI) or to pair out of the Commitment. Any and all fees, penalties, taxes, trade assignments, buy-out fees or other charges of any kind, whether incurred and assessed by outside entities or incurred internally by CMI, shall be charged to Correspondent and are due and payable to CMI immediately. CMI shall prepare an itemized statement of such charges and provide same to Correspondent. Failure to remit payment shall constitute an event of default under the Agreement and CMI shall be entitled to all remedies provided by the Agreement and at law. For deliveries which exceed the committed amount, CMI will contact Correspondent to establish the price for excess delivery amount.

  Correspondent acknowledges that it has received and read the Agreement. All provisions of this Addendum are incorporated by reference into the Agreement and shall be binding upon Correspondent and CMI. Specific references in this Addendum to particular provisions of the Agreement and not to other provisions does not mean that those provisions of the Agreement not specifically cited in the Addendum are not applicable. All terms used herein shall have the same meaning as the terms have in the Agreement, unless otherwise defined herein, or the context clearly requires otherwise. In the event of any conflict between the provision of this Addendum and the provisions of the Agreement, the provision of this Addendum shall control.

  This executed CMI Select Addendum is made a part of the Agreement and constitutes the entire agreement between the parties with respect to the subject matter of this Addendum, and in any instance of conflict between these documents, this Addendum shall supercede and control.

  This Addendum may be terminated upon 10 days written notice from either party. Termination shall not affect the sale and purchase of any Eligible Mortgage Loans agreed to between Correspondent and CMI. All representations, warranties and covenants contained in this Addendum and the Agreement shall survive the termination of this Addendum.

E-Loan ("Correspondent') By: ________________ Name: _________________ Title:_________________	CitiMortgage, Inc. By: ________________ Name: _________________ Title:_________________